Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, Amendment No. 1, of our report dated March 13, 2020, (which includes an explanatory paragraph relating to Pure Acquisition Corp.’s ability to continue as a going concern) relating to the consolidated balance sheets of Pure Acquisition Corp. as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018 and to the reference to our Firm under the caption “Experts” in the Registration Statements.

/s/ WithumSmith+Brown, PC

New York, New York
October 22, 2020